Exhibit 5.1
ALANA L. GRIFFIN
Deputy General Counsel
(706) 644-2485
alanagriffin@synovus.com
January 20, 2009
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re:         Registration of an indeterminate amount of Securities
Ladies and Gentlemen:
     I am the Deputy General Counsel of Synovus Financial Corp., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers an indeterminate amount of:
(a)	Warrants of the Company (the “Warrants”);

(b)	Shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”); and

(c)	Shares of Preferred Stock, no par value, of the Company (the “Preferred Stock”).
The Warrants, Common Stock and Preferred Stock are collectively referred to as the “Securities”.
     In rendering the opinions expressed herein, and except as hereinafter limited, I have examined the Registration Statement and records of the proceedings of the Board of Directors of the Company deemed by me to be relevant to this opinion letter. I have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as I have deemed necessary or appropriate to enable me to render the opinions set forth below. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.
          This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
          Based upon the foregoing, I am of the opinion that:
(i)	The Warrants, when (a) the warrant agreement has been duly authorized, executed and delivered by the parties thereto, (b) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the Company have taken all necessary corporate action to approve and establish the terms of the Warrants and to authorize and approve the issuance thereof and (c) the Warrants have been delivered and paid for by the purchasers thereof, will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity;

(ii)	Any shares of Common Stock, when (a) the underwriting or similar agreement has been duly authorized, executed and delivered by the parties thereto, (b) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the Company have taken all necessary action to approve the issuance of the Common Stock, and (c) the shares of Common Stock have been delivered to and paid for by the purchasers thereof will be duly authorized and validly issued, fully paid and nonassessable shares of Common Stock; and

(iii)	Any shares of Preferred Stock, when (a) the Board of Directors of the Company or a duly authorized committee thereof and the appropriate officers of the Company have taken all necessary action to approve the issuance of the Preferred Stock and (b) the Preferred Stock has been duly issued and delivered pursuant to an underwriting agreement or a comparable agreement, will be duly authorized, validly issued, fully paid and nonassessable.
           This opinion is delivered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect this opinion and the other statements expressed herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein and is not to be used, circulated, quoted or otherwise referred to or replied upon by any other person or for any other purpose without my prior express written consent.

          I consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/Alana L. Griffin